Exhibit 99.1

For More Information Contact:
Stephen V. Ciancarelli
Senior Vice President & Chief Financial Officer
Sunil Pallan
Interim President & Chief Credit Officer
(203) 782-1100

SOUTHERN CONNECTICUT BANCORP, INC. ANNOUNCES DEPARTURE OF JOHN H. HOWLAND AS PRESIDENT

New Haven, Connecticut (April 8, 2011) – The Board of Directors of Southern Connecticut Bancorp, Inc. (“Company”) (NYSE Amex: SSE), the holding company for The Bank of Southern Connecticut (“Bank”), announced today that John H. Howland has resigned from his position as President and Chief Operating Officer of the Company and the Bank to pursue other business interests.  The Company’s Board of Directors thanks Mr. Howland for his past service and wishes him success in his new endeavors.

Sunil Pallan, Senior Vice President and Chief Credit Officer of the Bank, has been appointed by the Board of Directors to assume, on an interim basis, the additional position of President of the Company and the Bank effective immediately.

The Company’s Board of Directors and senior management have great respect for Mr. Pallan’s achievements while serving as Chief Credit Officer at the Bank, a position that he has held since March 2008.  Prior to that, Mr. Pallan worked for the Bank in various capacities within its Loan Department since October 2005.  Prior to joining the Bank, Mr. Pallan oversaw the credit and lending functions at First American Bank of Kenya Limited in Nairobi, Kenya.

About Southern Connecticut Bancorp, Inc.

Southern Connecticut Bancorp, Inc. is a commercial bank holding company dedicated to serving the banking needs of businesses located along the Connecticut shoreline from New Haven to Rhode Island.  Southern Connecticut Bancorp owns 100% of The Bank of Southern Connecticut, headquartered in New Haven Connecticut.  The Bank of Southern Connecticut is a provider of commercial banking services to a client base of small to midsized companies with annual sales typically ranging from $1,000,000 to $30,000,000.  The Bank’s services include a wide range of deposit, loan and other basic commercial banking products along with a variety of consumer banking products.  The Bank currently operates four branches, two in New Haven, Connecticut, one in Branford, Connecticut and one in North Haven, Connecticut.

Certain statements contained in this release and in other written materials and statements we may issue, including without limitation statements containing the word “believes”, “anticipates”, “intends”, “expects”, “estimates”, “could”, “would”, “will”, or words of similar import, constitute forward-looking statements within the meaning of the federal securities laws.

Such forward-looking statements involve risks, uncertainties and other factors that may cause our actual future results, performance or achievements to be materially different from any future results expressed or implied by such forward-looking statements. Such factors include, among others, a limited operating history and volatility of earnings, our dependence on our executive management and Board of Directors, our business concentration in small to midsized businesses in the New Haven, Connecticut area, as well as changes in our business, competitive market and regulatory conditions and strategies. Additional information concerning factors that could impact forward-looking statements can be found in the company’s periodic public filings with the Securities and Exchange Commission.  Given these uncertainties, readers are cautioned not to place any undue reliance on such forward-looking statements. We disclaim any intent or obligation to update these forward-looking statements to reflect facts, assumptions, circumstances or events that occur after the date on which such forward-looking statements were made.